Exhibit 99.1

Contact:	Michael Schuh	(425) 951-1333
	Anne Bugge	(425) 951-1378

EVC Group:
	Doug Sherk	(415) 896-6820

SONOSITE REPORTS 29% REVENUE INCREASE
FOR SECOND QUARTER 2005

MicroMaxx Successfully Launched/Shipments Begun on Schedule
Sr. VP Marketing and VP Enterprise Sales Appointments Announced
Conference call at 1:30 PT/4:30ET Today

BOTHELL, WA -- July 28, 2005 -- SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, today announced results for the second quarter and first half ended June 30, 2005.

Worldwide revenue in the second quarter of 2005 grew 29% to $33.5 million compared with $26.1 million in the second quarter of 2004.  For the first half of 2005, the company's total revenue grew 36% to $67.5 million compared with $49.6 million for the first half of the prior year.

"We had a very strong finish to the quarter after an intensive and successful launch of the MicroMaxx (TM) system, our third generation hand-carried ultrasound technology," said Kevin M. Goodwin, President and CEO. "The launch caused our revenue to be more back-end loaded than normal and we received record orders on the last day of the quarter, primarily for the MicroMaxx system, most of which we expect to ship in the third quarter. Sales of the MicroMaxx system, which we began shipping on schedule during the last two weeks of June, accounted for approximately 17% of the company's revenue in the quarter. In addition to a very successful product introduction, we simultaneously maintained the sales momentum of the TITAN (TM) system and made considerable progress in strengthening the company's position in the market. It was a very productive quarter for us," Goodwin said.

For the second quarter of 2005, SonoSite reported a net loss of $2.1 million, or $0.13 per share, compared with a net loss of $64,000, or breakeven on a per share basis, in the second quarter of 2004. Consistent with previous company guidance, the second quarter loss resulted from the planned marketing investment for the worldwide launch of the MicroMaxx system. In addition, legal expenses were higher than expected in the quarter.  Second quarter results for 2005 also included a tax benefit resulting from the US tax loss and transfer pricing changes based on the operating results of the company's international operations. Year-to-date, SonoSite reported a net loss of $1.3 million, or $0.09 per share, compared with a net loss of $1.5 million, or $0.10 per share, for the first half of 2004.

Second quarter gross margin rose to 69.1% compared with 66.5% in the second quarter of 2004. The increase in gross margin over the prior year was due to improved product mix, increased manufacturing efficiencies and a reduced royalty rate under an agreement with SonoSite's former parent company.  For the first half of 2005, gross margin increased to 69.6% compared with 65.7% for the prior year.

Operating expenses grew 51% during the second quarter of 2005 to $26.3 million compared with $17.4 million in the second quarter of 2004.  Sales and Marketing expense in the quarter grew $6.9 million over the prior year, of which approximately half was due to introduction expenses for the MicroMaxx system. Additionally, legal expenses grew over the prior year primarily due to the successful defense of a claim by a former company distributor in the veterinary sector as well as ongoing costs of a patent litigation case.  For the first half of 2005, operating expenses grew 42% to $48.5 million compared with $34.2 million for the first half of the prior year.  Operating expenses are expected to decline in the second half of 2005 compared with first half levels, both in terms of absolute dollars and as a percentage of revenue.

International revenue grew 35% over the second quarter of 2004 and 45% over the first half of 2004.  US revenue grew 23% over the second quarter of 2004 and 28% over the first half of the prior year.  US revenue accounted for 51% of total revenue in the second quarter of 2005 and 49% for the first half of 2005.

"Japan, Europe, Latin America and Canada all showed solid growth," Goodwin said. "Our US sales team demonstrated continued improvement in productivity and overall performance. We are now increasing our focus on the Asian business to complement Japan's growth as well as stepping up performance in our German organization. With the addition of new leadership in marketing and US enterprise, and the industry's leading hand-carried product line, we anticipate accelerating progress in 2005 as well as in 2006."

The company's effective tax rate in the first half of 2005 was approximately 18%, which differed from the expected full year rate of 35%, due to losses incurred by the international subsidiaries for the first half of 2005. The effective tax rate for the second quarter was approximately 32%, resulting in a tax benefit of $954,000. During the quarter, the company reevaluated the cost structure of its international business and made adjustments to their transfer prices.  As a result, the company expects the overall corporate tax rate to now be more consistent from quarter to quarter.

As of June 30, 2005, cash, cash equivalents and investments were $56.9 million.

Key Appointments Announced for Senior Marketing and US Enterprise Sales Executives

"We are very pleased to announce the appointments of Thomas J. Dugan as Senior Vice President, Marketing and Robert L. Massa as Vice President, Corporate Accounts," Goodwin said. "The appointments of these two accomplished executives will fundamentally strengthen our management team and execution going forward."

Mr. Dugan has 24 years experience in marketing, sales, business development and operations in the medical device industry. He is currently a member of the Board of Directors for RITA Medical Systems, a company focused on innovative oncology therapies, and a consultant to several medical device companies.  From 2002 to 2004, Mr. Dugan was president of InterVascular, Inc., a subsidiary of Datascope Corporation and a corporate officer of Datascope.  He also served as corporate vice president of business development from 2001 to 2002.  Prior to joining Datascope, Mr. Dugan was vice president of marketing for United States Surgical, a division of Tyco Healthcare, and was responsible for their Auto Suture and USS/D&G Suture businesses from 1999 to 2001. From 1996 to 1999, he headed business development for United States Surgical during a period when it made numerous acquisitions, investments and divestitures.  Mr. Dugan has also held management positions in sales, marketing and international with C.R. Bard, Puritan-Bennett and Johnson & Johnson.

Mr. Massa has more than 20 years of experience in the ultrasound industry. Most recently, he served as national sales manger, enterprise and strategic accounts at the ultrasound division of GE Healthcare. He was national sales manager for radiology ultrasound at GE from 2003 to 2004. From 1989 to 2003,

Mr. Massa held sales management positions with increasing responsibility at ATL Ultrasound and later Philips Medical Systems after its acquisition of ATL, including leading the corporate ultrasound business as vice president and also serving as senior director, national manager of enterprise accounts.

Company Outlook for Second Half 2005

The company broadened its revenue guidance for the year to a range of 27% to 30% over that of 2004 to reflect the effects of a strengthening dollar and new product transition. Guidance for gross margin and operating expenses for the year remains the same at approximately 70% and 64% of revenue, respectively. Other income is expected to be level with the prior year. The company now expects its overall effective tax rate for the year to be approximately 35%.  Due to the utilization of its US net operating loss carry forwards, the company's tax expense is largely a non-cash item.  The company continues to expect to achieve its objective of at least doubling pre-tax income as compared with 2004.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the "Investors" Section of SonoSite's website at www.sonosite.com.  A replay of the audio webcast will be available beginning July 28, 2005, 4:30 pm (PT) until August 11, 2005, midnight (PT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code - 5500043 - is required to access the replay.  The call will be also archived on SonoSite's website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound, with an installed base of more than 20,000 systems.  The company, headquartered near Seattle, Washington is represented by seven subsidiaries and a global distribution network in over 75 countries.  Approximately half of company revenues are generated from international markets.  SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs 450 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our new MicroMaxx™ ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, timely receipts of regulatory approvals to market and sell our products, the outcome of pending patent litigation and expenses associated with such litigation, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, "Important Factors that May Affect Our Business, Our Results of Operations and Our Stock Price," included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenue	$33,515	$26,076	$67,480	$49,590
Cost of revenue	10,367	8,746	20,487	17,031

Gross margin	23,148	17,330	46,993	32,559

Operating expenses:
Research and development	3,432	3,047	7,214	6,120
Sales and marketing	19,111	12,163	34,813	23,748
General and administrative	3,733	2,147	6,481	4,379

Total operating expenses	26,276	17,357	48,508	34,247

Other income (loss), net	122	(37)	(102)	224

Loss before income taxes	(3,006)	(64)	(1,617)	(1,464)

Income tax benefit	(954)	--	(290)	--

Net loss	$(2,052)	$(64)	$(1,327)	$(1,464)

Basic and diluted net loss per share	$(0.13)	$(0.00)	$(0.09)	$(0.10)

Weighted average common shares used in
computing net loss per share	15,431	14,757	15,375	14,694

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	June 30, 2005	December 31, 2004

Cash and cash equivalents	$14,258	$17,272
Short-term investment securities	16,694	14,319
Accounts receivable, net	34,846	33,586
Inventories	23,607	17,990
Deferred income taxes	5,090	3,596
Prepaid expenses and other current assets	2,386	2,476

Total current assets	96,881	89,239

Property and equipment, net	7,799	7,632
Investment securities	25,964	32,490
Deferred income taxes	21,013	21,189
Goodwill	1,008	972
Other assets	3,057	3,570

Total assets	$155,722	$155,092

Accounts payable	$6,277	$6,360
Accrued expenses	7,772	10,747
Deferred revenue	5,011	4,522

Total current liabilities	19,060	21,629

Deferred rent	287	228

Total liabilities	19,347	21,857

Shareholders' equity:
Common stock and additional paid-in capital	201,584	196,470
Deferred stock compensation	(341)	--
Accumulated deficit	(65,771)	(64,444)
Accumulated other comprehensive income	903	1,209

Total shareholders' equity	136,375	133,235

Total liabilities and shareholders' equity	$155,722	$155,092